SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1) (1)


                                  AvantGo, Inc.
                                (Name of Issuer)


                    Common Stock, par value $.0001 per share
                         (Title of Class of Securities)


                                    05349M100
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

------------------------                             ---------------------------
CUSIP No. 05349M100                                  Page 2 of 10 pages.
------------------------                             ---------------------------


--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     21st Century Internet Fund, L.P.      Tax ID Number: 94-3253692
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group            (a) |_|
                                                                 (b) |_|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

Number of          5.  Sole Voting Power
Shares
                             2,870,570

                  --------------------------------------------------------------

Beneficially       6.  Shared Voting Power
Owned By
                             0

                  --------------------------------------------------------------

Each               7.  Sole Dispositive Power
Reporting
                             2,870,570

                  --------------------------------------------------------------

Person             8.  Shared Dispositive Power
With
                             0

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

               2,870,570

--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares   |_|

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

               8.16%

--------------------------------------------------------------------------------
12.   Type of Reporting Person

               CO

--------------------------------------------------------------------------------

                                       13G

------------------------                             ---------------------------
CUSIP No. 05349M100                                  Page 3 of 10 pages.
------------------------                             ---------------------------


--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     21VC Fund II, L.P.         Tax ID Number: 94-3338937
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group              (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

Number of          5.  Sole Voting Power
Shares
                              161,483

                  --------------------------------------------------------------

Beneficially       6.  Shared Voting Power
Owned By
                              0

                  --------------------------------------------------------------

Each               7.  Sole Dispositive Power
Reporting
                              161,483

                  --------------------------------------------------------------

Person             8.  Shared Dispositive Power
With
                              0

--------------------------------------------------------------------------------
9.    Aggregate Amount Beneficially Owned by Each Reporting Person

               161,483

--------------------------------------------------------------------------------
10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares   |_|

--------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

               .45%

--------------------------------------------------------------------------------
12.   Type of Reporting Person

               CO

--------------------------------------------------------------------------------

                                       13G

------------------------                             ---------------------------
CUSIP No. 05349M100                                  Page 4 of 10 pages.
------------------------                             ---------------------------


--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     J. Neil Weintraut
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group              (a) |_|
                                                                   (b) |_|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of          5.  Sole Voting Power
Shares
                            13,007 (1)
                  --------------------------------------------------------------

Beneficially       6.  Shared Voting Power
Owned By
                            3,019,046
                  --------------------------------------------------------------

Each               7.  Sole Dispositive Power
Reporting
                            13,007
                  --------------------------------------------------------------

Person             8.  Shared Dispositive Power
With
                            3,019,046
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

              3,032,053 (2)

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares    |_|

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

              8.6%

--------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN

--------------------------------------------------------------------------------

     (1) Includes 12,200 shares and 807 shares of Common Stock indirectly beneficially owned by Mr. Weintraut as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively.

     (2) Includes 2,870,570 shares of Common Stock held by 21st Century Internet Fund, L.P. and 161,483 shares of Common Stock held by 21VC Fund II, L.P. Mr. Weintraut expressly declares, pursuant to Rule 13d-4, that the filing of this statement shall not be construed as an admission that he is, for the purposes of
Section 13(d) or 13(g) of the Act, the beneficial owner of shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P.

                                       13G

------------------------                             ---------------------------
CUSIP No. 05349M100                                  Page 5 of 10 pages.
------------------------                             ---------------------------


--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Peter Ziebelman
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group             (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number of          5.  Sole Voting Power
Shares
                            17,636 (3)
                  --------------------------------------------------------------

Beneficially       6.  Shared Voting Power
Owned By
                            3,021,917
                  --------------------------------------------------------------

Each               7.  Sole Dispositive Power
Reporting
                            17,636
                  --------------------------------------------------------------

Person             8.  Shared Dispositive Power
With
                            3,021,917
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

              3,039,553 (4)

--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares    |_|

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

              8.6%

--------------------------------------------------------------------------------
12.  Type of Reporting Person

              IN

--------------------------------------------------------------------------------

     (3) Includes 9,329 shares and 807 shares of Common Stock indirectly beneficially owned by Mr. Ziebelman as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively. Includes 7,500 shares subject to stock options that are immediately exercisable.

     (4) Includes 2,870,570 shares of Common Stock held by 21st Century Internet Fund, L.P. and 161,483 shares of Common Stock held by 21VC Fund II, L.P. Mr. Ziebelman expressly declares, pursuant to Rule 13d-4, that the filing of this statement shall not be construed as an admission that he is, for the purposes of
Section 13(d) or 13(g) of the Act, the beneficial owner of shares held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P.

Item 1.

         (a)    Name of Issuer:

                AvantGo, Inc.

         (b)    Address of Issuer's Principal Executive Offices:

                25881 Industrial Blvd.
                Hayward, CA  94545

Item 2.

         (a)    Name of Persons Filing:

                21st Century Internet Fund, L.P., a Delaware limited partnership 21VC Fund II, L.P., a Delaware limited partnership
                Peter Ziebelman
                J. Neil Weintraut

         (b)    Address of Principal Business Office:

                c/o 21VC Partners
                151 Lytton Avenue
                Palo Alto, CA  94301

         (c)    Citizenship:

                The entities listed in Item 2(a) are Delaware limited partnerships. The individuals listed in Item 2(a) are U.S. citizens.

         (d)    Title of Class of Securities:

                Common Stock, par value $.0001 per share.

         (e)    CUSIP Number:

                05349M100

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                Not applicable

Item 4.         Ownership

4.1             21st Century Internet Fund, L.P., as of December 31, 2001:

                (a)  Amount beneficially owned: 2,870,570

                (b)  Percent of class: 8.16%


                               Page 6 of 10 pages.

                (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or direct the vote: 2,870,570

                     (ii)  Shared power to vote or to direct the vote: -0-

                     (iii) Sole power to dispose or to direct the disposition
                           of: 2,870,570

                     (iv) Shared power to dispose or to direct the disposition of: -0-

4.2             21VC Fund II, L.P., as of December 31, 2001:

                (a)  Amount beneficially owned: 161,483

                (b)  Percent of class: .45%

                (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or direct the vote: 161,483

                     (ii)  Shared power to vote or to direct the vote: -0-

                     (iii) Sole power to dispose or to direct the disposition
                           of: 161,483

                     (iv) Shared power to dispose or to direct the disposition of: -0-

4.3             J. Neil Weintraut, as of December 31, 2001:

                (a)  Amount beneficially owned: 3,032,053 (5)

                (b)  Percent of class: 8.6%

                (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or direct the vote: 13,007 (6)

                     (ii)  Shared power to vote or to direct the vote: 3,019,046

                     (iii) Sole power to dispose or to direct the disposition
                           of: 13,007

                     (iv) Shared power to dispose or to direct the disposition of: 3,019,046


----------
     (5) Includes 2,870,570 shares and 161,483 shares of Common Stock held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively, of which Mr. Weintraut is a general partner.

     (6) Includes 12,200 shares and 807 shares of Common Stock indirectly beneficially owned by Mr. Weintraut as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively.


                               Page 7 of 10 pages.

4.4             Peter Ziebelman, as of December 31, 2001:

                (a)  Amount beneficially owned: 3,039,553 (7)

                (b)  Percent of class: 8.6%

                (c)  Number of shares as to which such person has:

                     (i)   Sole power to vote or direct the vote: 17,636 (8)

                     (ii)  Shared power to vote or to direct the vote: 3,021,917

                     (iii) Sole power to dispose or to direct the disposition
                           of: 17,636

                     (iv) Shared power to dispose or to direct the disposition of: 3,021,917

Item 5.         Ownership of Five Percent or Less of a Class

                Not applicable.

Item 6.         Ownership of More than Five Percent on Behalf of Another Person

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                Not applicable.

Item 8.         Identification and Classification of Members of the Group

                Not applicable.

Item 9.         Notice of Dissolution of Group

                Not applicable.

Item 10. Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------
     (7) Includes 2,870,570 shares and 161,483 shares of Common Stock held by 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively, of which Mr. Ziebelman is a general partner.

     (8) Includes 9,329 shares and 807 shares of Common Stock indirectly beneficially owned by Mr. Ziebelman as general partner of 21st Century Internet Fund, L.P. and 21VC Fund II, L.P., respectively. Includes 7,500 shares subject to stock options that are immediately exercisable.


                               Page 8 of 10 pages.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 6, 2002           21st CENTURY INTERNET FUND, L.P.
                                   A Delaware Limited Partnership

                                   By: /s/ J. Neil Weintraut
                                      ----------------------------------------
                                       J. Neil Weintraut, Authorized Signatory


Dated:  February 6, 2002           21VC FUND II, L.P.
                                   A Delaware Limited Partnership

                                   By: /s/ J. Neil Weintraut
                                      ----------------------------------------
                                       J. Neil Weintraut, Authorized Signatory


Dated:  February 6, 2002           By: /s/ Peter Ziebelman
                                      ----------------------------------------
                                       Peter Ziebelman


Dated:  February 6, 2002           By: /s/ J. Neil Weintraut
                                      ----------------------------------------
                                       J. Neil Weintraut


                               Page 9 of 10 pages.

                                    Exhibit A

                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) (1), each of the undersigned parties hereby agree to file this Schedule 13G jointly on behalf of each of them.


Dated:  February 6, 2002           21st CENTURY INTERNET FUND, L.P.
                                   A Delaware Limited Partnership

                                   By: /s/ J. Neil Weintraut
                                      ----------------------------------------
                                       J. Neil Weintraut, Authorized Signatory


Dated:  February 6, 2002           21VC FUND II, L.P.
                                   A Delaware Limited Partnership

                                   By: /s/ J. Neil Weintraut
                                      ----------------------------------------
                                       J. Neil Weintraut, Authorized Signatory


Dated:  February 6, 2002           By: /s/ Peter Ziebelman
                                      ----------------------------------------
                                       Peter Ziebelman


Dated:  February 6, 2002           By: /s/ J. Neil Weintraut
                                      ----------------------------------------
                                       J. Neil Weintraut


                              Page 10 of 10 pages.